Exhibit 99.1
Plexus Reports Fiscal Second Quarter Revenue of $389 Million
Initiates Q3 Revenue Guidance of $355 — $385 Million
NEENAH, WI, April 29, 2009 — Plexus Corp. (Nasdaq: PLXS) today announced:
     Q2 Fiscal 2009 Results (quarter ended April 4, 2009):
•	Revenue: $389 million, relative to guidance of $375 to $405 million.

•	Diluted EPS: $0.13, including $0.05 per share of stock-based compensation expense.

•	Restructuring and goodwill impairment charges of approximately $8.0 million.

•	Non-GAAP diluted EPS: $0.28, including $0.05 per share of stock-based compensation expense, relative to guidance of non-GAAP diluted EPS of $0.17 to $0.24.
     Q3 Fiscal 2009 Guidance:
•	Revenue: $355 to $385 million.

•	Diluted EPS: $0.18 to $0.25, excluding any restructuring charges and including approximately $0.04 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “We are pleased to have delivered revenues at the mid-point of our guidance range and non-GAAP diluted EPS above the high end of our guidance range. As expected, overall revenues declined 15% sequentially from the fiscal first quarter with all sectors declining sequentially. While our fiscal second quarter was as challenging as expected, we have cause for cautious optimism. During our monthly forecast cycle in April we experienced a modest uptick in our full-year fiscal 2009 forecast for the first time in eight months. This improvement was due in part to forecast stabilization with some of our legacy customer programs, as well as the revenue forecasted with our many recent program wins. While it would be a stretch to call the results of one forecast cycle a trend, we are encouraged that we may be experiencing the demand trough. Additionally, our business development teams continue to leverage the strength of our brand in the EMS market, turning in another exceptional quarter with 21 new program wins that we currently anticipate will generate approximately $220 million in annualized revenue when the programs are fully ramped in production over the coming quarters, subject to risks around the timing and ultimate realization of the forecasted revenues. We believe we are gaining market share.”
Mr. Foate continued, “We are establishing fiscal third quarter 2009 revenue guidance of $355 to $385 million with diluted EPS of $0.18 to $0.25, excluding any restructuring charges and including approximately $0.04 per share of stock-based compensation expense. Our guidance suggests that we will likely see another quarter with a sequential decline in revenue, although we currently expect the percentage decline to be moderate when compared to the decline in the fiscal second quarter. Despite this relative optimism, the fiscal third quarter could still be quite challenging and we are not immune to the difficulties our customers may experience in their end markets as well as the overall economic conditions.”
Ginger Jones, Vice President and CFO, commented, “Our diluted EPS was impacted by four significant items. As previously announced, we recognized approximately $8.0 million of pre-tax restructuring and non-cash goodwill impairment charges resulting in a negative $0.18 EPS impact. Offsetting these charges were three positive impacts to diluted EPS. First, we recognized a $1.4 million benefit from a discrete tax adjustment during the quarter delivering a $0.03 benefit. Second, as a consequence of aggressive cost reductions, our selling & administrative (“S&A”) expenses were $2.0 million lower than earlier expectations, delivering a $0.05 benefit. Third, our tax rate for fiscal 2009 is now estimated to be 7%, before the discrete tax adjustment, due to lower forecasted earnings in higher tax jurisdictions. This is lower than the 10% tax rate used when we established our guidance for this quarter; consequently, diluted EPS for the quarter reflects a $0.02 benefit. The total of these three positive items reflects a net increase of $0.10 per share. As compared to our fiscal second quarter non-GAAP diluted EPS guidance, excluding the $0.15 associated with the restructuring and non-cash goodwill impairment charges as well as the discrete tax adjustment, we achieved non-GAAP diluted EPS of $0.28, which is above the high end of our guidance range.”
Ms. Jones continued, “We have moved aggressively to remove costs from the business over the quarter. We ceased operations as planned at our Ayer, Massachusetts facility in March 2009. We also reduced our workforce in our North American manufacturing operations, which includes our site in Juarez, Mexico, totaling approximately 17 percent of North American operations headcount. Turning to S&A expense, we have completed reductions in workforce totaling approximately 10 percent of that headcount.”
Ms. Jones concluded, “Looking forward to the fiscal third quarter, we do not currently anticipate any further significant restructuring. We have identified other cost-cutting measures that could be implemented quickly if forecasted revenues decline further or market conditions worsen. We feel we have struck the proper balance of cost management and modest investments to support our many new program wins as well as our long-term growth strategy.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions such as restructuring costs, goodwill impairment and discrete tax adjustments, that are not expected to have an effect on future operations. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including return on invested capital (“ROIC”), are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q2 - F09		Q1 - F09
Wireline/Networking	$ 176 M	45%	$ 200 M	44%
Wireless Infrastructure	$ 35 M	9%	$ 48 M	10%
Medical	$ 93 M	24%	$ 109 M	24%
Industrial/Commercial	$ 48 M	12%	$ 57 M	13%
Defense/Security/Aerospace *	$ 37 M	10%	$ 42 M	9%
Total Revenue	$389 M		$456 M

*	The Defense/Security/Aerospace sector includes revenue from an un-named defense program of $12 million in Q1 F09 and $10 million in Q2 F09.

FISCAL Q2 SUPPLEMENTAL INFORMATION
•	ROIC for the second fiscal quarter was 13.8%. The Company defines ROIC as tax-effected annualized operating income divided by average capital employed over a rolling three-quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods including restructuring charges or non-cash goodwill impairment charges, such as the fiscal second quarter of 2009, we compute adjusted ROIC excluding these costs to better compare ongoing operations.

•	Cash flow provided by operations was approximately $33.3 million for the quarter. Capital expenditures for the quarter were $6.8 million. Free cash flow was approximately $26.5 million for the quarter. The Company defines free cash flow as cash flow provided for (or used by) operations less capital expenditures.

•	Top 10 customers comprised 58% of revenue during the quarter, down 3 percentage points from the previous quarter.

•	Juniper Networks, Inc., with 23% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 - F09	Q1 - F09
Days in Accounts Receivable	47 Days	45 Days
Days in Inventory	87 Days	77 Days
Days in Accounts Payable	(56) Days	(54) Days
Annualized Cash Cycle	78 Days	68 Days
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Thursday, April 30th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 93143957 http://www.videonewswire.com/PLXS/043009 (requires Windows Media Player)

Replay:	The call will be archived until May 7, 2009 at midnight Eastern Time http://www.videonewswire.com/PLXS/043009 or via telephone replay at 800-642-1687 or 706-645-9291 PIN: 93143957
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These factors include the risks that new program wins or customer forecasts may not result in the expected revenues and profitability or result in long-term customer arrangements, and that the restructuring charges may be insufficient, depending upon future developments. In addition, other risks and uncertainties affecting our business and our ability to grow and prosper in the future include, but are not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers and maintain our current customer base and deliver product on a timely basis; the risks relative to new customers, including a new confidential customer in the Industrial/Commercial sector, which risks include customer delays, start-up costs, our potential inability to execute and lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability on our part or that of our customers or suppliers to access cash investments and credit facilities; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new facility in Oradea, Romania; the adequacy of restructuring and similar charges as compared to actual expenses, including the recently completed closure of our Ayer, Massachusetts facility and workforce reductions at our Juarez, Mexico facility and other North American facilities; the degree of success and the costs of efforts to improve the financial performance of our Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world events (such as changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended January 3, 2009).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	April 4,	March 29,	April 4,	March 29,
	2009	2008	2009	2008
Net sales	$388,895	$451,049	$845,004	$909,300
Cost of sales	353,097	399,497	762,656	802,194

Gross profit	35,798	51,552	82,348	107,106

Operating expenses:
Selling and administrative expenses	22,344	23,989	47,613	47,615
Goodwill impairment costs	5,748	—	5,748	—
Restructuring costs	2,273	—	2,823	—

	30,365	23,989	56,184	47,615

Operating income	5,433	27,563	26,164	59,491

Other income (expense):
Interest expense	(2,733)	(723)	(5,663)	(1,458)
Interest income	472	1,991	1,403	4,538
Miscellaneous income (expense)	144	(362)	342	(827)

Income before income taxes	3,316	28,469	22,246	61,744

Income tax (benefit) expense	(1,712)	6,359	180	12,349

Net income	$5,028	$22,110	$22,066	$49,395

Earnings per share:
Basic	$0.13	$0.48	$0.56	$1.07

Diluted	$0.13	$0.48	$0.56	$1.06

Weighted average shares outstanding:
Basic	39,366	45,611	39,351	46,030

Diluted	39,463	46,030	39,464	46,546

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operation

	Three Months Ended		Six Months Ended
	April 4,	March 29,	April 4,	March 29,
	2009	2008	2009	2008
Net income — GAAP	$5,028	$22,110	$22,066	$49,395

Add: Income tax (benefit) expense	(1,712)	6,359	180	12,349

Income before income taxes — GAAP	3,316	28,469	22,246	61,744

Add: Goodwill impairment costs	5,748	—	5,748	—
Restructuring costs*	2,273	—	2,823	—

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	11,337	28,469	30,817	61,744

Income tax expense — Non-GAAP**	468	6,359	2,415	12,349

Net income — Non-GAAP	$10,869	$22,110	$28,402	$49,395

Earnings per share — Non-GAAP:
Basic	$0.28	$0.48	$0.72	$1.07

Diluted	$0.28	$0.48	$0.72	$1.06

Weighted average shares outstanding:
Basic	39,366	45,611	39,351	46,030

Diluted	39,463	46,030	39,464	46,546

* Summary of restructuring costs

Restructuring costs:
Severance costs	$1,398	$	$1,948	$—
Other exit costs	875	—	875	—

Total restructuring costs	$2,273	$—	$2,823	$—

** Impact to provision related to finalization of audit and change in laws

Impact to provision related to the finalization of federal and state income tax audits and changes in state income tax laws	$1,377	$—	$1,377	—

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Operating Margin Calculation

	Three Months		Six Months
	Ended	Operating	Ended	Operating
	April 4, 2009	Margin %	April 4, 2009	Margin %
Operating income	$5,433	1.4%	$26,164	3.1%

Goodwill impairment	5,748		5,748

Restructuring costs	2,273		2,823

Operating income excluding restructuring costs	$13,454	3.5%	$34,735	4.1%

ROIC Calculation

	Six Months
	Ended
	April 4, 2009
Operating income		$26,164
Add: Unusual (restructuring and impairment) charges		8,571

Operating income (excluding unusual charges)		34,735
	x	2

Annualized operating income		69,470
Tax rate (excluding unusual charges)	x	7%

Tax impact	-	4,863

Operating income (tax effected)		$64,607

Average capital employed		$466,690

ROIC		13.8%

				Average
				Capital
	Apr 4, 2008	Jan 3, 2009	Sept 27, 2008	Employed
Equity	$494,046	$485,716	$473,945
Plus:
Debt — current	16,921	17,014	16,694
Debt — non-current	141,376	145,517	154,532
Less:
Cash and cash equivalents	(201,330)	(178,391)	(165,970)
Short-term investments	—	—	—

	$451,013	$469,856	$479,201	$466,690

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 4,	September 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$201,330	$165,970
Accounts receivable	200,665	253,496
Inventories	336,243	340,244
Deferred income taxes	14,973	15,517
Prepaid expenses and other	13,517	11,742

Total current assets	766,728	786,969

Property, plant and equipment, net	192,788	179,123
Goodwill, net	—	7,275
Deferred income taxes	9,947	2,620
Other	15,227	16,243

Total assets	$984,690	$992,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,921	$16,694
Accounts payable	218,064	231,638
Customer deposits	31,600	26,863
Accrued liabilities:
Salaries and wages	28,058	41,086
Other	35,422	31,611

Total current liabilities	330,065	347,892

Long-term debt and capital lease obligations, net of current portion	141,376	154,532
Other liabilities	19,203	15,861

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
46,819 and 46,772 shares issued, respectively, and 39,373 and 39,326 shares outstanding, respectively	468	468
Additional paid-in-capital	359,163	353,105
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	331,774	309,708
Accumulated other comprehensive income	2,751	10,774

Total shareholders’ equity	494,046	473,945

Total liabilities and shareholders’ equity	$984,690	$992,230

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